Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Hightimes Holding Corporation

New York, NY

We hereby consent to the use in this joint proxy statement/prospectus constituting a part of this Registration Statement on Form S-4/A Amendment No. 2 filed by Origo Acquisition Corporation of our report dated November 6, 2017, relating to the consolidated financial statements of Trans-High Corporation for the years ended December 31, 2016 and 2015, which are included in that Joint proxy statement/prospectus. Our report on Trans-High Corporation contain an explanatory paragraph regarding the ability of Trans-High Corporation to continue as a going concern.

We also consent to the reference to us under the caption “Experts” under the heading “Independent Auditors” in the joint proxy statement/prospectus.

/s/ RBSM LLP

New York, NY

February 1, 2018